Exhibit (p)

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND-ADV

SEED CAPITAL INVESTMENT AGREEMENT

THIS SEED CAPITAL INVESTMENT AGREEMENT (this "Agreement") is made this __ day of ____, 2017, between NorthStar Real Estate Capital Income Fund-ADV (the "Trust"), a statutory trust organized under the laws of the State of Delaware, and NSAM FV Holdings, LLC, ("NSAM"), a limited liability company organized under the laws of the State of Delaware.

WHEREAS, CNI RECF Advisors, LLC (the "Advisor"), an affiliate of NSAM, is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended, and expects to enter into an investment advisory agreement with the Trust; and

WHEREAS, Section 14(a) of the Investment Company Act of 1940, as amended, requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities, unless certain other arrangements have been met; and

WHEREAS, NSAM desires to invest seed capital into the Trust and the Trust desires to issue common shares of beneficial interest, par value $0.001 per share (the "Shares"), in consideration therefor subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Offer and Purchase.

The Trust offers to NSAM, and NSAM agrees to purchase ____ Shares of the Trust, for a purchase price of $___ per Share, with no selling commission or dealer manager fees. The Trust agrees to issue the Shares upon receipt from NSAM of $150,000.00 pursuant to the wire instructions set forth in Exhibit A hereto.

2.            Representation by Company.

NSAM represents and warrants to the Trust that the Shares are being acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distributions thereof. NSAM is purchasing the Shares in order to provide seed capital for the Trust prior to the commencement of the public offering of its shares.

NSAM has either consulted its own investment advisor, attorney or accountant about the investment and proposed purchase of Shares and its suitability to it or chosen not to do so, despite the recommendation of that course of action by the Trust.

NSAM has received a copy of the forms of the Declaration of Trust and Bylaws of the Trust, as well as a copy of the Registration Statement on file with the Securities and Exchange

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Commission, and understands the risks of, and other considerations relating to, a purchase of Shares.

NSAM (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of Shares and of the business contemplated by the Trust and is capable of evaluating the risks and merits of purchasing Shares and, in making a decision to proceed with this investment, has not relied upon any representations, warranties or agreements, other than those set forth in this Agreement and (ii) can bear the economic risk of an investment in the Trust for an indefinite period of time, and can afford to suffer the complete loss thereof.

NSAM has been given access to, and prior to the execution of this Agreement was provided with an opportunity to ask questions of, and receive answers from, the Trust or any of its principals concerning the terms and conditions of the offering of Shares, and to obtain any other information which NSAM and its investment representative(s) and professional advisor(s) requested with respect to the Trust and the investment in the Trust by NSAM in order to evaluate NSAM's investment and verify the accuracy of all information furnished to NSAM regarding the Trust. All such questions, if asked, were answered satisfactorily and all information or documents provided were found to be satisfactory.

NSAM has evaluated the risks involved in investing in the Shares and has determined that the Shares are a suitable investment. Specifically, the amount of the investment NSAM has in, and NSAM's commitments to all similar investments that are illiquid is reasonable in relation to such entity's net worth, both before and after the purchase of the Shares pursuant to this Agreement.

No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on NSAM's part is required for the execution and delivery of this Agreement by NSAM or the performance of NSAM's obligations and duties hereunder.

Notwithstanding any other provision or representation within this Agreement, NSAM may direct one of its affiliates to purchase and retain the Shares on its behalf. In the event that an affiliate purchases and retains the Shares on behalf of NSAM, the representations and understandings made by NSAM herein shall be deemed to have been made by the affiliate purchasing the Shares on NSAM's behalf.

3.            No Right of Assignment.

NSAM's right under this Agreement to purchase the Shares is not assignable. For the avoidance of doubt, however, NSAM may direct one of its affiliates to purchase and retain the Shares on its behalf.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NorthStar Real Estate Capital Income Fund-ADV

By:

Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President

NSAM FV Holdings, LLC

By:

Name:	Mark M. Hedstrom
Title:	Vice President

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Exhibit A

Wire Instructions for NorthStar Real Estate Capital Income Fund-ADV

Exhibit A